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                     July 22, 2020

       David R. Looney
       Executive Vice President and Chief Financial Officer
       Murphy Oil Corporation
       P.O. Box 7000
       El Dorado, Arkansas 71731-7000

                                                        Re: Murphy Oil
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-08590

       Dear Mr. Looney:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation